Exhibit 99.1

Press Release

VIA NET.WORKS, Inc. Announces Receipt of Nasdaq Notification of Delisting

Amsterdam, The Netherlands, April 21, 2005 /PR Newswire-First Call via COMTEX/—VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) announced it received a letter from The Nasdaq Stock Market indicating that because of VIA’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2004, Nasdaq intends to delist VIA’s common stock on April 28, 2005. VIA plans to file its Annual Report on Form 10-K on or about April 25, 2005 and believes that if it files the Form 10-K when expected, Nasdaq will withdraw its delisting notice.

VIA has previously announced the delay in filing its Form 10-K, indicating that the delay resulted from additional procedures required by its plans to sell its business operations.  On April 1, 2005, VIA filed a notice with the Securities and Exchange Commission stating that the filing of its Annual Report on Form 10-K would be delayed due to the strategic discussions in which it was engaged.  On April 11, prior to the April 15th deadline (as extended by its April 1st filing), VIA announced that it had entered into a letter of intent to sell all of its remaining operations to Claranet Group Limited, and in that press release indicated that it could now move ahead with completing its Annual Report on Form 10-K.

As previously announced, under U.S. generally accepted accounting principles, the sale of VIA’s Swiss business (announced April 1, 2005) and this preliminary agreement to sell VIA’s other businesses requires VIA to assess whether the carrying value of its assets as at December 31, 2004 has been impaired.  If VIA determines that its assets are impaired as a result of either of these events, it would recognize an impairment charge which would increase its operating loss for 2004 and decrease the book value of its assets as at December 31, 2004.  VIA has completed that review and expects to report its 2004 financial results no later than April 25, 2005.

There can be no assurance that Nasdaq will withdraw the delisting notice when VIA files its Form 10-K.  If Nasdaq does not withdraw its delisting notice following the filing of VIA’s Form 10-K, VIA has the right to appeal Nasdaq’s determination to the Nasdaq Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series.  VIA has not yet determined whether it will file an appeal.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.

Contacts

Investor contact:		Media contact:
Michael Geczi		Piers Schreiber
Tel:	1 212 681 1700, ext. 156	Tel:	+31 20 502 0072
Cell:	1 917 439 8377	Cell:	+31 65 535 8087
Fax:	1 212 681 6961	Fax:	+31 20 502 0001
Email: mgeczi@torrenzano.com		Email: pschreiber@vianetworks.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding VIA NET.WORKS’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.